Exhibit 10.2

Employment Agreement

This Employment Agreement (the “Agreement” or this “Agreement”), entered into as of this 21st day of July 2006, by and between Rexnord Corporation, a Delaware corporation (together with any successor thereto, the “Company”), and Robert A. Hitt (the “Executive”), shall be effective immediately following, and subject to, the Closing (within the meaning of the Merger Agreement, as defined below) (the date of such Closing, the “Effective Date”).

RECITALS

A.                                   It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.                                     The Executive desires to provide services to the Company on the terms herein provided.

C.                                     RBS Global, Inc., a Delaware corporation and parent company of the Company, Chase Acquisition I, Inc., Chase Merger Sub, Inc. (“Merger Sub”), and TC Group, L.L.C. entered into an Agreement and Plan of Merger dated as of May 24, 2006 (the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company (the “Merger”) and continue its existence as a wholly-owned subsidiary of Rexnord Holdings, Inc., a Delaware corporation (“Parent,” and together with its subsidiaries, “Rexnord”)).

D.                                    The Executive’s agreement to enter into this Agreement and to be bound by the terms hereof was a material factor in the decision of Chase Acquisition I, Inc. to enter into the Merger Agreement and constitutes partial consideration for the payments and commitments made or to be made by Chase Acquisition I, Inc. and its affiliates in connection with the Merger.

E.                                      In connection with the consummation of the Merger, the Executive and the Company wish to enter into this new employment agreement and to supersede (i) the employment agreement dated as of as of November 25, 2002, by and between the Company and the Executive (the “Prior Agreement”) and (ii) the change of control retention agreement dated as of March 22, 2006 by and between the Company and the Executive (the “CIC Agreement”).

F.                                      This Agreement shall be effective immediately following the Closing on the Effective Date; provided that, in the event the Merger Agreement shall terminate and the Closing shall not occur, this Agreement shall be of no further force or effect and the Prior Agreement and the CIC Agreement shall remain in effect.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Certain Definitions.

(a)                                  “Agreement” shall have the meaning set forth in the preamble hereto.

(b)                                 “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)                                     the Board’s determination that the Executive failed to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board consistent with the terms of this Agreement, which (if capable of cure) is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(ii)                                  the Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;

(iii)                               the Executive’s unlawful use (including being under the influence) or possession of illegal drugs;

(iv)                              the Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company; or

(v)                                 the Executive’s material breach of that certain Stockholders’ Agreement, dated as of July 21, 2006, by and among Parent, Rexnord Acquisition Holdings I, LLC, a Delaware limited liability company, Rexnord Acquisition Holdings II, LLC, a Delaware limited liability company, the Executive and the other stockholders of Parent party thereto, as the same may be amended from time to time (the “Stockholders’ Agreement”).

(e)                                  “Change in Control” means:

(i)                                     Approval by stockholders of the Company (or, if no stockholder approval is required, by the Board alone) of the complete dissolution or liquidation of the Company, other than in the context of a Business Combination (as defined below) that does not constitute a Change in Control under paragraph (iii) below;

(ii)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (ii), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company or any of its Subsidiaries (as defined below), (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or a successor, (D) any acquisition by any entity pursuant to a Business Combination, (E) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Voting Securities on the Effective Date (or an affiliate, heir or descendant of such Person) or (F) any acquisition by Apollo Management VI, L.P., a Delaware limited partnership, or one of its affiliated investment funds; or

(iii)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and (2) no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (ii) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination;

provided, however, that an underwritten public offering of the securities of the Company or any of its Subsidiaries shall in no event constitute a Change in Control.

(f)                                    “Company” shall have the meaning set forth in the preamble hereto.

(g)                                 “Compensation Committee” means the Compensation Committee of the Board or its successor or designee.

(h)                                 “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Sections 4(a)(ii) - (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(vii) or Section 4(a)(viii), the expiration of the then-applicable Term.

(i)                                     “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.  Any refusal by the Executive to submit to a medial examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive’s Disability.

(j)                                     “Effective Date” shall have the meaning set forth in the preamble hereto.

(k)                                  “Executive “shall have the meaning set forth in the preamble hereto.

(l)                                     (i)            The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:

(A)                              failure of the Company to continue the Executive in the position of Chief Executive Officer and as a member of the Board with the Executive’s primary contact being the chairman of the Board; or

(B)                                a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(C)                                failure of the Company to make any material payment or provide any material benefit under this Agreement;

(D)                               the Company’s material breach of this Agreement; or

(E)                                 the Company’s material breach of the Stockholders’ Agreement.

(ii)                                  The Executive may not resign his employment of Good Reason unless:

(A)                              the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason; and

(B)                                the Company has not remedied the alleged violation(s) within the 30-day period.

(m)                               “Inventions” shall have the meaning set forth in Section 8.

(n)                                 “Notice of Termination” shall have the meaning set forth in Section 4(b).

(o)                                 “Severance Period” shall have the meaning set forth in Section 5(c)(i).

(p)                                 “Term” shall have the meaning set forth in Section 2(b).

2.                                      Employment

(a)                                  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)                                 The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date of this Agreement and ending on the fifth anniversary thereof, unless earlier terminated as provided in Section 4.  The employment term hereunder shall automatically be extended for successive one-year periods (collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

(c)                                  Position and Duties.  During the Term, the Executive shall serve as the Chief Executive Officer of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Board.  The Executive shall report to the Board with the Executive’s primary contact being the non-executive chairman of the Board.  The Executive shall devote substantially all his working time and efforts to the business and affairs of Rexnord.  The Executive agrees to observe and comply with Rexnord’s rules and policies as adopted by Rexnord from time to time.  During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company.  During his employment and thereafter, the Executive agrees not to disparage in any material respect Rexnord or any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.  The Company agrees that during the Executive’s employment and thereafter, neither Rexnord nor the Company, nor any officers of Rexnord or the Company, shall, directly or indirectly, issue or communicate any public statement, or statement likely to become public, that is disparaging of or damaging to the Executive.  The provisions of the preceding sentence shall not be violated by truthful responses required by law or legal process.

(d)                                 Investment.  On the Effective Date, the Executive shall invest in Parent the investment amount described in the Executive’s binding term sheet with Chase Acquisition I, Inc. dated as of May 24, 2006 (the “Binding Term Sheet”), and set forth on the Confidential Annex hereto, which amount shall be invested by the rollover of vested options to purchase shares of common stock of the Company as contemplated by the Binding Term Sheet.  Such contributions shall be evidenced by a stock option assumption agreement that shall be executed prior to or on the Effective Date.

3.                                      Compensation and Related Matters.

(a)                                  Annual Base Salary.  During the Term, the Executive shall receive a base salary at a rate of $575,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Compensation Committee (the “Annual Base Salary”).  The Executive’s Annual Base Salary shall be reviewed by the Compensation Committee annually, beginning for the fiscal year that commences on April 1, 2007.

(b)                                 Annual Bonus.  For the fiscal year ending March 31, 2007, the Executive shall be eligible to receive a bonus as set forth in the Company’s Executive Bonus Plan as in effect immediately prior to the closing of the Merger if the Executive satisfies the performance targets and other criteria set forth therein.  For the fiscal year beginning April 1, 2007 and fiscal years thereafter, the Executive shall be eligible to participate in an annual bonus plan to be established by the Company.

(c)                                  Equity/Membership Arrangement.  In addition to the options contemplated by Section 2(d), on the Effective Date, the Executive shall be granted options to purchase 230,706 shares of Parent common stock at an exercise price of $47.50 per share.  The grant of such stock options shall be governed by the terms of the stock option plan and stock option agreement attached hereto as Exhibit A and Exhibit B, respectively.

(d)                                 Benefits.  During the Term, the Executive shall be entitled to participate, at a minimum, in the same benefit programs as are applicable generally to other senior executives of the Company, with the value of the Executive’s benefits under such plans, in the aggregate, to be substantially comparable to those historically provided to the Executive under the Prior Agreement.

(e)                                  Vacation.  During the Term, the Executive shall be entitled to vacation each calendar year in accordance with the Company’s policy.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(f)                                    Expenses.  The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

(g)                                 Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company’s sole benefit.  The Company shall have the right to determine the amount of insurance and the type of policy.  The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier.  The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

4.                                      Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)                                  Circumstances.

(i)                                     Death.  The Executive’s employment hereunder shall terminate upon his death.

(ii)                                  Disability.  If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In that event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)                               Termination for Cause.  The Company may terminate the Executive’s employment for Cause.

(iv)                              Termination without Cause.  The Company may terminate the Executive’s employment without Cause.

(v)                                 Resignation for Good Reason.  The Executive may resign his employment for Good Reason.

(vi)                              Resignation without Good Reason.  The Executive may resign his employment without Good Reason.

(vii)                           Non-extension of Term by the Company.  The Company may give notice of non-extension to the Executive pursuant to Section 2(b).

(viii)                        Non-extension of Term by the Executive.  The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(b)                                 Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date following the Company’s receipt of the Notice of Termination.  Subject to the provisions of Section 4(a)(ii), a Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)                                  Company Obligations upon Termination.  Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any expenses owed to the Executive under Section 3(f), any accrued vacation pay owed to the Executive pursuant to Section 3(e), and any amounts earned and vested or otherwise payable under any employee benefit plans, programs or arrangements under Section 3(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

5.                                      Severance Payments.

(a)                                  Termination upon Death.  If the Executive’s employment shall terminate as a result of the Executive’s death pursuant to Section 4(a)(i), the Company shall pay to the Executive’s estate a prorated amount of the Executive’s annual bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets and other criteria set forth in the annual bonus plan as then in effect (such amount to be determined in good faith by the Compensation Committee).

(b)                                 Termination upon Disability.  If the Executive’s employment shall terminate as a result of the Executive’s Disability pursuant to Section 4(a)(ii), the Company shall pay to the Executive, subject to the Executive’s (or his representative’s) execution and non-revocation of a general release of claims against Rexnord and its stockholders and affiliates on customary terms and conditions:

(i)                                     in accordance with the Company’s regular payroll practice following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment for a period of six months following the Date of Termination; and

(ii)                                  a prorated amount of the Executive’s annual bonus based on the Company’s year-end performance in relation to the performance targets and other criteria set forth in the applicable annual bonus plan as then in effect, which amount will be paid at the end of the bonus period when the year-end performance of the Company has been determined and bonuses are paid to other executives (such amount to be determined in good faith by the Compensation Committee).

(c)                                  Termination without Cause or resignation for Good Reason.  If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv) or for Good Reason pursuant to Section 4(a)(v), the Company shall, subject to the Executive’s execution and non-revocation of a general release of claims against Rexnord and its stockholders and affiliates on customary terms and conditions:

(i)                                     pay to the Executive, in accordance with the Company’s regular payroll practice following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of 18 months following the Date of Termination (the “Severance Period”); and

(ii)                                  subject to Section 5(e), continue to provide during the Severance Period, to the extent provided to the Executive as of the Date of Termination, coverage for the Executive and any dependents under all Company group health benefit plans (including health, dental and vision coverage) in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder;

provided that, in the event that the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason occurs within 18 months after a Change in Control, the Executive also will be entitled to receive the following:

(iii)                               the bonus the Executive would have received if the Executive remained employed with the Company through the end of the bonus performance period in which the Date of Termination occurs, which bonus, to the extent bonuses are paid by the Company for such performance period, shall be based on the Company’s performance in relation to the performance targets set forth in the bonus plan applicable to the Executive (such amount to be determined in good faith by the Compensation Committee), which shall be paid at the end of such bonus performance period when the year-end performance of the Company has been determined and bonuses otherwise would be payable to executives in the ordinary course; and

(iv)                              payments equal to eighteen (18) months of the premium cost for life insurance coverage (excluding supplemental life insurance coverage) under the Company’s life insurance plan in effect for the Executive immediately prior to the date of termination, payable over the Severance Period at regular intervals in accordance with the Company’s customary payroll procedures.

(d)                                 Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(e)                                  Mitigation of Damages.  In the event of any termination of the Executive’s employment by the Company other than for retirement or upon death or Disability, the Executive shall be required to seek other employment to mitigate damages, and any employee benefits received by the Executive from other full-time employment or self-employment shall be offset against any obligation of the Company to provide benefits to the Executive pursuant to this Section 5.

(f)                                    Other Employment Terminations.  The Executive shall not be entitled to any payments or benefits under this Section 5 in the event of a termination of the Executive’s employment described in Section 4(a)(iii), 4(a)(vi), 4(a)(vii) or 4(a)(viii).

6.                                      Competition.

(a)                                  The Executive shall not, at any time during the Term of this Agreement and for 24 months following the Date of Termination, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or any entity owned by the Company anywhere in the world; provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b)                                 During the Term of this Agreement and for 24 months following the Date of Termination, the Executive will not, and will not permit any of his affiliates to, directly or indirectly, (i) recruit or otherwise solicit or induce (or attempt to recruit or otherwise solicit or induce) any employee of Rexnord to leave the employ of  Rexnord, or in any way interfere with the relationship between Rexnord, on the one hand, and any employee thereof, on the other hand, (ii) hire any person or entity who is or any time was an employee of Rexnord until six (6) months after such individual’s employment relationship with Rexnord has ended, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Rexnord to cease doing business with Rexnord, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and Rexnord, on the other hand.

(c)                                  In the event terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

7.                                      Nondisclosure of Proprietary Information.

(a)                                  Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Rexnord, including, without limitation, information with respect to Rexnord’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of Rexnord (and any successor or assignee of Rexnord).

(b)                                 Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning Rexnord’s customers, business plans, marketing strategies, products or processes.

(c)                                  The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

8.                                      Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of Rexnord, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, and for a period of 12 months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of Rexnord.  The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect Rexnord’s rights to any Inventions.

9.                                      Injunctive Relief.

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Section 6, 7 or 8 will cause irreparable damage to Rexnord and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that, in the event of a breach of any of the covenants contained in Section 6, 7 or 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

10.                               Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates.  The Executive may not assign his rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributes, devisees, and legatees, as applicable.

11.                               Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the state of New York without regard to the conflicts of laws provisions or principles thereof that would cause the application of the laws of any jurisdiction other than the state of New York.

12.                               Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                               Notices.

All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

(i)            if to the Company, to:

Rexnord Corporation

4701 Greenfield Avenue
Milwaukee, WI 53214
Attention:  Patty Whaley

with copies to:
Rexnord Holdings, Inc.
c/o Apollo Management, L.P.
10250 Constellation Blvd, Suite 2900
Los Angeles, CA 90067
Fax:  (310) 843-1933

Attention:  Larry Berg

and

Rexnord Corporation

c/o Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Fax:  (212) 515-3288

Attention:  Steven Martinez

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Fax:  (212) 326-2061

Attention:  John M. Scott, Esq.

(ii)           if to the Executive, to the Executive’s home address on file with the Company.

14.                               Counterparts.

This Agreement may be executed in several counterparts, including via facsimile transmission, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.                               Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement or understanding (all of which are superseded hereby), including, without limitation, the Prior Agreement, the CIC Agreement and the Binding Term Sheet.  The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

16.                               No Conflicts.

The Executive hereby represents and warrants that he is not a party to any agreement or understanding, or subject to any court order, judgment, law or regulation that would interfere with his ability to enter into this Agreement or perform the services contemplated hereby.

17.                               Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

18.                               No Inconsistent Actions.

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

19.                               Construction.

This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

20.                               Arbitration; Waiver of Jury Trial.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the applicable rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7 or 8 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond.  Only individuals who are (i) lawyers engaged fulltime in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  The arbitrator’s fees and expenses will be borne equally by each party.  In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 20, each party shall pay its own attorney’s fees and expenses regardless of whether in the opinion of the court or arbitrator deciding such action there is a prevailing party.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21.                               Enforcement.

If any provisions of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar as possible in terms that are legal, valid and enforceable.

22.                               Withholding.

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

23.                               Employee Acknowledgement.

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

REXNORD CORPORATION

By:	/s/ Michael N. Andrzejewski
Name: Michael N. Andrzejewski
Title: Vice President

EXECUTIVE

By:	/s/ Robert A. Hitt
Name: Robert A. Hitt
Address: